Exhibit 23.8

CONSENT OF WRIGHT & COMPANY, INC.

As independent petroleum consultants, Wright & Company, Inc. hereby consents to the inclusion and incorporation by reference in the Registration Statement on Form S-4 to be filed by Denbury Resources Inc., on or about December 19, 2018, and any amendments thereto (the “Registration Statement”) of information from our reserves report titled Evaluation of Oil and Gas Reserves, To the Interests of Penn Virginia Corporation, In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2015, Job 14.1649, and dated January 9, 2015, and all references to our firm included in or made a part of the Penn Virginia Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2018, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

Wright & Company, Inc.
TX Firm Reg. No. F-12302

/s/ D. Randall Wright
D. Randall Wright
President

Brentwood, Tennessee

December 19, 2018